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                   ARTICLES OF INCORPORATION
                              OF
                    ReCon Rubber Corporation
                    ------------------------



KNOW ALL MEN BY THESE PRESENTS: That the undersigned, pursuant to Chapter 78 of the Nevada Revised Statutes, has this day made and filed these Articles of Incorporation and DOES
HEREBY CERTIFY:

1.     Name. The name of the Corporation shall be:

                          ReCon Rubber Corporation

2. Principal Office. The principal office or place of business for the corporation shall be located at 6121 Lakeside Drive, Suite 260, Reno, Nevada 89511-8527. The corporation may also maintain offices, transact corporate business, and hold meetings of directors and shareholders at other places in Nevada or outside the State. The name and address of its Resident Agent are Richard W. Harris, Esq., 6121 Lakeside Drive, Suite 260, Reno, Nevada 89511-8527.

3. Purpose. The nature of the business, objects, and purposes to be transacted, promoted, and carried out by the corporation shall be: To engage in any lawful activity within or without the State of Nevada.

4. Term. The corporation shall have perpetual existence.

5. Capitalization. The amount of the total authorized capital of the

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corporation shall consist of ONE HUNDRED MILLION (100,000,000)
shares with a par value of $0.001 per share. All of the shares shall be of one class, without series or other distinction, and shall be designated as "Common Stock".

6. Assessments. The capital stock, after the amount of the subscription price has been fully paid, shall not be subject to assessment for any purpose whatsoever.

7. Directors. The governing board of the corporation shall be styled "Directors", and the first Board shall be one (1) in number. The number of directors shall not be reduced to fewer than one, and may, at any time or times, be increased or decreased in such manner as provided in the By-Laws of the corporation.

         The names and addresses of the first Board of Directors are as follows:

         Name                	Address
         ----                 -------
         J. Stephen Barlev   	2060 Gisby Street
 				      West Vancouver, British Columbia
                              Canada V7V 4N3

8.	Election of Directors.  At all elections of
directors of the corporation each stockholder possessing voting power is entitled to as many votes as equal the number of directors to be elected. He or she may cast all of such votes for a single director or may distribute them among the number to be voted upon or any two or more of them, as he or she may see fit.

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9.	Powers of Directors. In furtherance, and not in
limitation of the power conferred by statute, the Board of Directors is expressly authorized:

a.	To make, alter, amend and rescind the By-Laws of
the corporation.

b.	To fix the amount to be reserved as working
capital.

c.	To fix the times for the declaration and payment of
dividends.

d.	To authorize and cause to be executed mortgages and
liens upon the real and personal property of the corporation.

e.	To sell, assign, transfer or otherwise dispose of
the property of thecorporation as an entirety with the consent in writing or pursuant to the affirmative vote of the holders of a majority of the stock issued and outstanding, at a stock-holders' meeting duly called for that purpose.

f.	To sell, assign, transfer, lease and in any lawful
manner dispose of such portions of said property as the Board of Directors shall deem advisable, and to use and apply the funds received in payment therefor to the surplus account for the benefit of the corporation, or the payment of dividends, or otherwise; provided that a majority of the whole Board concur therein, and further provided that the capital stock shall not be decreased except in accordance with the laws of Nevada.

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g.	By a resolution passed by a majority of the whole
Board, under suitable provision of the By-Laws, to designate two or more of their numbers to constitute an executive committee, which committee shall have and exercise any and all of the powers of the Board of Directors which may be lawfully delegated in the management of the business and affairs of the corporation, and shall have the authority to cause the seal of the corporation to be affixed to all papers which may require it.

h. To determine from time to time whether (and if allowed, under what conditions and regulations) the accounts and books of the corporation (other than the books required by law to be kept at the principal office of the corporation in Nevada), or any of them shall be open to the inspection of the stockholders, and the stockholders' rights in this respect are and shall be restricted or limited accordingly.

10. Liability of Directors and Officers. An officer or director of the corporation shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director except for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law and (b) the payment of dividends in violation of N.R.S. 78.300.

11. Indemnification of Officers and Directors. Every person who was or is a party to, or is threatened to be made a party to, or is involved in any

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action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification which such directors, officers, or representatives may have or hereafter acquire shall extend to all actions undertaken on behalf of the corporation; and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Laws, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the laws of the State of Nevada and may cause the corporation to purchase and maintain insurance on

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behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

12. Amendment. The corporation reserves the right to amend, alter or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

13. Incorporator. The name and post office address of the person signing these Articles of Incorporation are as follows:

              Kathleen Sue Trimmer
              6121 Lakeside Drive, Suite 260
              Reno. Nevada 89511-8527

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of June, 1998, hereby declaring and certifying that the facts stated hereinabove are true and correct to the best of my knowledge.


                          \s\ Kathleen Sue Trimmer
                          ------------------------
                          KATHLEEN SUE TRIMMER

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                   CERTIFICATE OF ACCEPTANCE OF
                   APPOINTMENT BY RESIDENT AGENT
                   -----------------------------


I, RICHARD W. HARRIS, ESQ., hereby certify that on the 11th day of June, 1998, I accepted appointment as Resident Agent of ReCon Rubber Corporation in accordance with NRS 78.090. The principal office in the State is located at 6121 Lakeside Drive, Suite 260, Reno, Nevada 89511-8527, Washoe County, Nevada.

        DATED this 11th day of June, 1998.

                                Kathleen Sue Trimmer
                                --------------------------
                                KATHLEEN SUE TRIMMER
                                For Richard W. Harris, Esq.

    STATE OF NEVADA    )
                       )ss.
    COUNTY OF WASHOE   )

On this 11th day of June, 1998, personally appeared before me, a Notary Public, KATHLEEN SUE TRIMMER, personally known to me, who acknowledged to me that she executed the foregoing Articles of Incorporation.

                                \s\ Betty Carlson
                                ----------------------
                                NOTARY PUBLIC

                                NOTARY SEAL

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